FOR RELEASE
3:15 p.m., C.S.T.
December 14, 2006

Rochester Medical Corporation Announces Settlement Agreement With C.R. Bard, Inc.

Stewartville, MN December 14, 2006

Rochester Medical Corporation (NASDAQ:ROCM) today announced that C.R. Bard, Inc. and the Company have reached a Settlement Agreement under which the Company will dismiss C.R. Bard, Inc. from litigation which Rochester Medical filed on March 16, 2004 against C.R. Bard, Inc; TYCO International (US) Inc.; TYCO Healthcare Group, L.P.; Novation, LLC; VHA Inc.; and Premier Purchasing Partners L.P. (Premier).

Under the Settlement Agreement, Rochester Medical, represented by The Lanier Law Firm P.C. and Patton, Tidwell, & Schroeder, L.L.P., is dismissing C.R. Bard, Inc. from the litigation with prejudice, and C.R. Bard, Inc. is paying Rochester Medical a total of $49,000,000 out of which Rochester Medical will pay its attorney’s fees. The impact of the settlement will be reflected in the current quarter’s financials. On November 20, 2006 Rochester Medical announced a Settlement Agreement on the case with Premier. The litigation continues against the other defendants in the case. It is scheduled for trial in May 2007.

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.